Exhibit 10.2

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of September 29, 2014 (the “Effective Date”), between ALCATEL-LUCENT USA, INC., a Delaware corporation (“Lender”), and IKANOS COMMUNICATIONS, INC., a Delaware corporation (“Borrower”), provides the terms on which Lender shall lend to Borrower and Borrower shall repay Lender. The parties agree as follows:

1	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2	LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Lender the outstanding principal amount of the Loan, including all accrued PIK Interest, as and when due in accordance with this Agreement.

2.2 The Loan.

(a) Availability. Subject to the terms and conditions set forth herein, Lender agrees to make the Loan to Borrower on the Funding Date in an aggregate amount (the “Original Principal Amount”) not to exceed $10,000,000; provided that, (i) the Borrower shall have the option to reduce the Original Principal Amount on a dollar-for-dollar basis for each Dollar of gross proceeds received by the Borrower in the Rights Offering in excess of $5,000,000, excluding any investment by Taurus in the Rights Offering and (ii) such Original Principal Amount shall be reduced automatically on a dollar-for-dollar basis for each Dollar of gross proceeds received by the Borrower in the Rights Offering in excess of $15,000,000, excluding any investment by Taurus in the Rights Offering (e.g. if the gross proceeds received by the Borrower in the Rights Offering are equal to $20,000,000, the Original Principal Amount shall be reduced automatically to $5,000,000); provided, however, that, except as provided in Section 2.2(b), the Original Principal Amount shall not be reduced to an amount less than $1,000,000. Any amount of the Loan repaid or prepaid may not be reborrowed. The proceeds of the Loan shall be used by the Borrower exclusively for development of Chipsets to be produced by Borrower pursuant to and under the terms of the Commercial Agreement.

(b) Termination of Loan Commitment. The commitment of the Lender to make the Loan shall be terminated (i) at the option of either party to this Agreement if the all of the Transactions shall not have been consummated on or prior to March 31, 2015 or (ii) if Borrower shall have received gross proceeds from the Rights Offering in an amount equal to or greater than $25,000,000 (excluding any investment by Taurus in the Rights Offering).

2.3 Interest.

(a) Rate of Interest. Subject to the provisions of Section 2.3(c) below, the outstanding principal amount of the Loan shall bear interest at a rate equal to nine and one-half percent (9.50%) per annum, computed on the basis of a 365/366-day year for the actual number of days elapsed.

(b) Payment of Interest. Interest shall be paid as follows:

(i) On each Interest Payment Date, interest shall be paid in arrears in-kind, by capitalizing and adding such interest to the unpaid principal amount of the Loan (such capitalized interest, “PIK Interest”).

(ii) All PIK Interest so added shall be treated as principal amount of the Loan for all purposes of this Agreement. Following any such increase in the principal amount of the Loan, interest will accrue on such increased amount. Interest shall accrue from and including the Funding Date (or the payment of any PIK Interest) to but excluding the date of any prepayment or repayment thereof.

(c) Default Rate. Upon the occurrence and during the continuance of an Event of Default, at the option of the Lender upon written notice to Borrower, the PIK Interest shall be increased to twelve percent (12.00%) per annum (the “Default Rate”).

2.4 Lender Expenses. Borrower shall pay to Lender (a) all reasonable costs and expenses of Lender associated with the negotiation, preparation, due diligence and pre-Funding Date administration of the Loan Documents and all other documents executed in connection with the Loan in an amount not to exceed $300,000 (inclusive of expenses incurred in connection with the ALU PIPE Investment), on the Effective Date, and (b) all reasonable costs and expenses of Lender associated with the post-Funding Date administration of the Loan, including without limitation any costs and expenses incurred in connection with the perfection of the Intellectual Property Collateral held outside of the United States, and any costs of collection incurred by the Lender (including reasonable attorneys’ fees and expenses).

2.5 Repayment of Loan.

(a) Payments in Chipsets. Notwithstanding anything in this Section to the contrary, Borrower may elect to repay principal and accrued PIK Interest on the Loan (including the November 30, 2016 mandatory payment required under Section 2.5(d)) by delivery to Lender or an Affiliate of Lender of Chipsets produced by Borrower under the Commercial Agreement as follows (or pursuant to such other notice or proceeds application protocols as may be mutually agreed between the Borrower and the Lender): (i) Lender or an Affiliate of Lender, as applicable, shall accept such Chipsets, (ii) Borrower shall issue a written notice to Lender or such Affiliate of Lender, as applicable, in the case of a notice to Lender, instructing it to apply the invoice amount to the Loan, and in the case of a notice to such Affiliate of Lender, instructing it to pay the invoice amount directly to Lender for application to the Loan, (iii) Lender shall apply invoice amount for such Chipsets to reduce the outstanding principal amount of the Loan or accrued PIK Interest, as applicable, on a dollar-for-dollar basis so long as the price for such Chipsets quoted on the Borrower’s invoice complies with the terms of the Commercial Agreement.

(b) Voluntary Payments in Cash. Borrower may, at its option from time to time upon not less than three (3) days prior written notice to Lender, repay principal and accrued PIK Interest on the Loan, provided that the amount of any such prepayment is at least $100,000 and in integral multiples of $25,000 above $100,000.

(c) Mandatory Prepayments from Sale of Collateral. Within one (1) Business Day after the occurrence of any sale or disposition by Borrower or any Material Subsidiary of (i) Intellectual Property Collateral of Borrower or any of its Material Subsidiaries and (ii) subject to the terms of the Intercreditor Agreement, any other Collateral, Borrower shall make a prepayment of the Loan in an amount equal to 100% of the cash proceeds received by Borrower and/or any of such Material Subsidiaries (net of reasonable and documented expenses, taxes and repayment of directly related Indebtedness) from such sale or disposition.

(d) Mandatory Payments. To the extent not otherwise paid earlier as provided herein, the Borrower shall repay the aggregate principal amount of the Loan outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts may be reduced as a result of the application of prepayments of the Loan):

Date	Amount

November 30, 2016	An amount equal to 15.0% of the outstanding principal balance of the Loan (including PIK Interest accrued and unpaid to date).

November 30, 2017	The remaining aggregate principal amount of the Loan, including all accrued PIK Interest, outstanding on such date; provided that such remaining amount shall be paid by the Borrower in cash.

(e) Cash Payments Generally. Except as otherwise expressly provided herein, all payments in cash by Borrower shall be made to an account designated in writing by Lender to Borrower and shall be made in immediately available funds, no later than 1:00 p.m. (New York time) on the dates specified herein. Any payment received by Lender later than 1:00 p.m. (New York time), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

2.6 Loan Account. Lender, shall record on its books and records the amount of the Loan made, the interest rate applicable, all payments of principal and PIK Interest thereon and the principal balance thereof from time to time outstanding. Such record shall, absent manifest error, be conclusive evidence of the amount of the Loan made by the Lender to Borrower and the PIK Interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loan or provide the basis for any claim against Lender.

3	CONDITIONS OF LOAN

3.1 Conditions Precedent to Effectiveness of this Agreement. The effectiveness of this Agreement is subject to the condition precedent that Lender shall have received, in form and substance satisfactory to Lender, such documents, and completion of such other matters, as Lender may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signatures to the Loan Documents (and the deliverables required under each Loan Document);

(b) duly executed original signatures to the completed Borrowing Resolutions for Borrower;

(c) Borrower’s Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the Effective Date;

(d) certified copies, dated as of a recent date, of financing statement searches and/or business profile searches, as Lender shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the effectiveness of this Agreement, will be terminated or released;

(e) a definitive binding term sheet relating to the Commercial Agreement and the Collaboration Agreement between the Borrower and Lender (or an Affiliate of Lender) in connection with the development, production and delivery of the Chipsets, together with the duly executed original signatures thereto;

(f) (i) a commitment letter from SVB providing for an amendment of the SVB Credit Facility and (ii) the execution and delivery of the Intercreditor Agreement, together with the duly executed original signatures thereto;

(g) definitive documentation relating to the $5,000,000 “PIPE” investment by Alcatel-Lucent Participations, S.A., an Affiliate of the Lender to the Borrower (the “ALU PIPE Investment”);

(h) definitive documentation relating to the “PIPE” investment by Taurus to the Borrower (the “Taurus PIPE Investment” and together with the ALU PIPE Investment, the “PIPE Investments”) and a backstop commitment by Taurus with respect to the Rights Offering in an aggregate amount of $22,500,000, together with the duly executed original signatures thereto;

(i) Borrower shall have issued to Lender or to an Affiliate of Lender, as directed by Lender, warrants having a term of three (3) years (the “Warrants”), which Warrants shall entitle Lender or such Affiliate of Lender to purchase 3,157,894 shares of common stock of the Borrower (the “Warrant Issuance”); provided that up to 50% of such Warrants shall be subject to cancellation in the event that the Original Principal Amount of the Loan is reduced pursuant to Section 2.2(a) or the commitment of the Lender to make the Loan is terminated pursuant to Section 2.2(b) and the number of shares subject to cancellation shall be proportionate to the reduction of such Original Principal Amount (e.g. if the Original Principal Amount is reduced to $5,000,000, then 25.0% of such Warrants shall be subject to cancellation);

(j) customary legal opinions from counsel to Borrower dated as of the Effective Date; and

(k) payment of the Lender expenses then due as specified in Section 2.4(a) hereof.

3.2 Conditions Precedent to the Loan. Lender’s obligation to make the Loan, is subject to the following conditions precedent:

(a) the execution and delivery of the Commercial Agreement and the Collaboration Agreement, together with all documents required in connection thereto;

(b) the closing of the Rights Offering; and

(c) the execution and delivery of an amendment to the SVB Credit Facility loan documents reasonably required by Lender in connection with the Transactions, on terms satisfactory to Lender;

(d) Taurus shall have funded new investments to the Borrower through the Taurus PIPE Investment, the Rights Offering or other form of investment acceptable to the Lender in an aggregate amount of at least $22,500,000;

(e) except as otherwise provided in Section 3.4(a), timely receipt of an executed Notice of Borrowing;

(f) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the Funding Date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects only as of such date, and no Event of Default shall have occurred and be continuing or result from the Loan; and

(g) Ikanos Technology shall have transferred to Borrower its right, title, and interest to at least eighty percent (80%) (determined by value pursuant to a metric to be agreed by Borrower and Lender within thirty (30) days after the Effective Date) of the Intellectual Property registrations owned by Ikanos Technology on the Effective Date and listed on Schedule 5.3.

(h) in Lender’s sole discretion, there has not been a Material Adverse Change.

3.3 Covenant to Deliver. Borrower agrees to deliver to Lender each item required to be delivered to Lender under this Agreement as a condition precedent to the Loan. Borrower expressly agrees that the funding of the Loan prior to the receipt by Lender of any such item shall not constitute a waiver by Lender of Borrower’s obligation to deliver such item, and the making of the Loan in the absence of a required item shall be in Lender’s sole discretion.

3.4 Procedures for Borrowing.

(a) Subject to the prior satisfaction of all other applicable conditions to the making of the Loan set forth in this Agreement, the Loan shall be made upon the Borrower’s irrevocable written notice delivered to Lender in the form of a Notice of Borrowing, executed by a Responsible Officer of the Borrower or his or her designee. Such Notice of Borrowing must be received by Lender prior to 12:00 p.m. New York Time at least one (1) Business Day prior to the Funding Date.

(b) The proceeds of the Loan will then be made available to Borrower on the Funding Date by Lender by wire transfer to such account as Borrower may instruct in the Notice of Borrowing.

4	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Lender, to secure the prompt payment and performance in full of all of the Obligations of Borrower, a continuing security interest in, and pledges to Lender, the Collateral described on Exhibit A hereto, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Notwithstanding the foregoing, at all times, the Collateral shall include all proceeds of all Intellectual Property of Borrower (whether acquired upon the sale, lease, license, exchange or other disposition of such Intellectual Property) and all other rights arising out of such Intellectual Property.

4.2 Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be (i) a first priority perfected security interest in all present and future Intellectual Property of Borrower and its Material Subsidiaries, from the date hereof and continuing through the termination or expiration of this Agreement, and (ii) a second priority perfected security interest in all other Collateral (in each case, subject only to Permitted Liens). If a Credit Party shall acquire a commercial tort claim involving an amount in excess of $50,000, Borrower shall promptly notify Lender in a writing signed by Borrower and the applicable Credit Party of the general details thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Lender.

If this Agreement is terminated, Lender’s Lien in the applicable Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations and at such time as Lender’s obligation to make the Loan to Borrower has terminated, Lender shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to the Credit Parties.

4.3 Authorization to File Financing Statements. The Credit Parties hereby authorize Lender to file financing statements and/or statements containing particulars of charges, without notice to the Credit Parties, with all appropriate jurisdictions to perfect or protect Lender’s interest or rights hereunder, including a notice that any disposition of the Collateral, by the Credit Parties or any other Person, shall be deemed to violate the rights of Lender under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Lender’s discretion.

5	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing as a Registered Organization in the State of Delaware and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. Each other Credit Party is duly existing and in good standing in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. In connection with this Agreement, Borrower has delivered to Lender (or will deliver by the date specified in Section 6.15(a)) a completed certificate signed by Borrower, entitled “Perfection Certificate”. Following the delivery of such Perfection Certificate, Borrower represents and warrants to Lender that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number; (d) except as set forth in written notice provided to Lender, as specified in Section 7.2(b) hereof, after the date of this Agreement, the Perfection Certificate accurately sets forth the Borrower’s place of business, or, if more than one, its chief executive office as well as the Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).

The execution, delivery and performance by each Credit Party of the Loan Documents to which such Credit Party is a party have been duly authorized, and do not (i) conflict with any of such Credit Party’s organizational or constitutional documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Credit Party or any of such Credit Party’s Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) and or (v) constitute an event of default under any material agreement by which any Credit Party is bound. The Credit Parties are not in default under any agreement to which they, or any one of them, are a party or by which they, or any one of them, are bound in which the default could reasonably be expected to cause a Material Adverse Change.

5.2 Collateral Generally. Each Credit Party has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. The Credit Parties have no deposit accounts other than the deposit accounts described in the Perfection Certificate delivered to Lender in connection herewith, or of which Borrower has given Lender notice and taken such actions as are necessary to give Lender a perfected security interest therein.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as set forth in written notice provided to Lender, as specified in Section 7.2(b) hereof, after the date of this Agreement. Except for (a) testing Equipment and Inventory maintained in the ordinary course of the Credit Parties’ business at third party test houses and (b) Equipment and Inventory with an aggregate value of $250,000 which by its very nature is intended to be used, and in the ordinary course of business is used, at locations other than any Credit Party’s place of business (such as laptop computers, marketing and trade show materials, cell phones, demonstration materials, materials made available to potential customers for proof-of concept trials, and co-location equipment), none of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

All Inventory is in all material respects of good and marketable quality.

5.3 Intellectual Property Collateral.

(a) All of the Intellectual Property Collateral registered in the United States of America is owned by the Borrower. Schedule 5.3 sets forth a complete and correct list of all Intellectual Property owned by Borrower and its Subsidiaries.

(b) Each Credit Party is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to a Credit Party and noted on such Credit Party’s Perfection Certificate, except as set forth in a written notice provided to Lender, as specified in Section 6.8(b) hereof, after the date of this Agreement. Each Patent which a Credit Party owns or purports to own and which is material to a Credit Party’s business is valid and enforceable, and no part of the Intellectual Property which a Credit Party owns or purports to own and which is material to a Credit Party’s business has been judged invalid or unenforceable, in whole or in part. To the best of the Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have caused a Material Adverse Change.

(c) Except as noted on the Perfection Certificate or to the extent the Borrower has given Lender written notice, as specified in Section 6.8(b) hereof, no Credit Party is a party to, nor is any Credit Party bound by, any Restricted License.

5.4 Litigation. Except as disclosed in the Perfection Certificate or as set forth in a notice provided to Lender after the date of this Agreement, there are no actions or proceedings pending or, to the knowledge of a Responsible Officer of the Borrower, threatened in writing by or against any or all of the Credit Parties, involving more than, individually or in the aggregate, $500,000.

5.5 Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Lender fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Lender

5.6 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. No Credit Party has violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. No Credit Party’s properties or assets have been used by any Credit Party or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. The Credit Parties have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.

5.8 Subsidiaries; Investments. No Credit Party owns any stock, partnership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed, and has caused each Subsidiary to timely file, all required tax returns and reports, and Borrower has timely paid, and has caused each Subsidiary to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Lender in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Use of Proceeds. Borrower shall use the proceeds of the Loan exclusively for development of Chipsets produced by Borrower pursuant to and under the terms of the Commercial Agreement.

5.11 Designation of Indebtedness under this Agreement as Senior Indebtedness. All principal of, interest (including all interest accruing after the commencement of any Insolvency Proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding), and all fees, costs, expenses and other amounts accrued or due under this Agreement constitute “Designated Senior Indebtedness” under the terms of any indenture to which Borrower is a party.

5.12 Full Disclosure. No written representation, warranty or other statement of any Credit Party in any certificate or written statement given to Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Lender that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.13 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers of Borrower.

6	AFFIRMATIVE COVENANTS

Borrower shall do, and shall cause any other Credit Party to do, all of the following:

6.1 Government Compliance.

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a Material Adverse Change. Borrower shall comply, and cause each Subsidiary to comply, with all laws, ordinances and regulations to which any of them are subject, noncompliance with which could cause a Material Adverse Change.

(b) Obtain all of the Governmental Approvals necessary for the performance by the Credit Parties of their obligations under the Loan Documents and the grant of security interests to Lender in the Collateral. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Lender.

6.2 Financial Statements, Reports, Certificates. Deliver to Lender:

(a) Monthly Financial Statements. As soon as available, but no later than thirty (30) days after the last day of each month, company prepared consolidated and consolidating balance sheets and income statements covering the consolidated operations of Borrower’s for such month certified by a Responsible Officer of Borrower and in a form acceptable to Lender (the “Monthly Financial Statements”);

(b) Monthly Compliance Certificate. Within thirty (30) days after the last day of each month, and together with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer of Borrower, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Lender shall reasonably request. Such Compliance Certificate shall also be due annually together with the delivery of the Annual Financial Statements;

(c) Annual Audited Financial Statements. As soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Lender in its reasonable discretion (the “Annual Financial Statements”);

(d) Other Statements. Within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;

(e) SEC Filings.

(i) Borrower. As soon as available, but in any event no later than five (5) days after filing with the U.S. Securities Exchange Commission, Borrower’s reports on Forms 10-K, 10-Q, and 8-K. Borrower’s reports on Forms 10-K, 10-Q, and 8-K required to be delivered pursuant to this Section 6.2(e)(i) shall be deemed to have been delivered on the date on which Borrower posts such report or provides a link thereto on Borrower’s or another website on the Internet; provided, that the foregoing does not relieve the Borrower from providing paper copies of the Compliance Certificates required by Section 6.2(b).

(ii) Other Credit Parties. In the event that a Credit Party other than Borrower is subject to the reporting requirements under the Exchange Act, within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by such Credit Party with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such Credit Party posts such documents, or provides a link thereto, on such Credit Party’s or Borrower’s website on the Internet; provided, that the foregoing does not relieve the Borrower from providing paper copies of the Compliance Certificates required by Section 6.2(b).

(f) Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against any Credit Party that could be reasonably expected to result in damages or costs to a Credit Party of, individually or in the aggregate, $500,000 or more;

(g) Intellectual Property Notice. Prompt written notice of (i) any material change in the composition of the Intellectual Property of Borrower and its Material Subsidiaries, (ii) the registration of any copyright, and (iii) any Credit Party’s knowledge of an event that could reasonably be expected to materially and adversely affect the proceeds, revenue or income arising from or related to the Intellectual Property;

(h) Board Projections. Within forty-five (45) days after the last day of Borrower’s fiscal year, annual financial projections for the following fiscal year (for each fiscal quarter in such year, including quarterly projected balance sheets, income statements, and cash flow statements) as approved by Borrower’s board of directors covering the consolidated operations of Borrower and its Subsidiaries, together with any related business forecasts used in the preparation of such annual financial projections; and

(i) Other Information. Promptly upon the reasonable request by Lender, budgets, sales projections, operating plans, and other information regarding the operations, business affairs, or financial condition of Borrower or any Subsidiary of Borrower or the parties compliance with the terms of the Loan Documents.

6.3 Maintenance of Properties, Permits, Etc. (i) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear and casualty or condemnation excepted, and make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice, (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Change, and (iii) preserve or renew all of its registered patents, trademarks, service marks and copyrights, the non-preservation of which could reasonably be expected to have a Material Adverse Change.

6.4 Taxes; Pensions; Withholding. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and any Subsidiary, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Lender, on its reasonable demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

In the event any payments are received by Lender from Ikanos Singapore pursuant to this Agreement, such payments will be made subject to applicable withholding for any taxes, levies, fees, deductions, withholding, restrictions or conditions of any nature whatsoever. Notwithstanding the foregoing, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Ikanos Singapore to make any such deduction or withholding from any such payment or other sum payable hereunder to Lender, the amount due from Ikanos Singapore with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required deduction or withholding, Lender receives a net sum equal to the sum which it would have received had no deductions or withholding been required, and Ikanos Singapore shall pay the full amount deducted or withheld to the relevant Governmental Authority to the extent that Lender does not have sufficient credits to offset the amount deducted or withheld. Ikanos Singapore shall promptly furnish Lender with proof satisfactory to Lender indicating that Ikanos Singapore has made such withholding payment; provided, however, that Ikanos Singapore need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate proceedings and as to which payment in full is bonded or reserved against by Ikanos Singapore. The agreements and obligations of Ikanos Singapore contained in this provision shall survive the termination of this Agreement.

6.5 Insurance. Keep their business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Lender may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Lender. All property policies shall have a lender’s loss payable endorsement showing Lender as the lender loss payee and waive subrogation against Lender. All liability policies shall show, or have endorsements showing, Lender as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall give Lender at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Lender’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Subject to the Intercreditor Agreement, proceeds payable under any policy shall, at Lender’s option, be payable to Lender on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment, Lender may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Lender deems prudent.

6.6 Operating Accounts. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Lender’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent in each instance (which consent may be granted, granted upon conditions or withheld in Lender’s sole discretion) of Lender; provided that the foregoing requirement shall be deemed to have been satisfied with respect to any Collateral Account which is maintained with SVB or which is subject to a Control Agreement in favor of SVB. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Lender by Borrower as such.

6.7 Use of Proceeds. Borrower shall use the proceeds of the Loan exclusively for development of Chipsets to be produced by Borrower pursuant to and under the terms of the Commercial Agreement

6.8 Financial Covenant. Borrower shall maintain, to be tested as of the last day of each fiscal month, unless otherwise noted, on a consolidated basis with respect to Borrower and all of its Subsidiaries:

(a) Adjusted Quick Ratio. An Adjusted Quick Ratio of not less than 1.20 to 1.00.

6.9 Protection and Registration of Intellectual Property Rights.

(a) (i) Protect, defend and maintain the validity and enforceability of the Credit Parties’ Intellectual Property; (ii) promptly advise Lender in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to a Credit Party’s business to be abandoned, forfeited or dedicated to the public without Lender’s written consent.

(b) Provide written notice to Lender within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Lender reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any such Restricted License to be deemed “Collateral” and for Lender to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, after giving effect to the anti-assignment provisions contained in Article 9 of the New York Commercial Code, and (ii) Lender to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Lender’s rights and remedies under this Agreement, the Intercreditor Agreement and the other Loan Documents.

6.10 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, Borrower shall make available to Lender, without expense to Lender, Borrower, Borrower’s officers, employees and agents, and the Borrower’s Books, to the extent that Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Lender with respect to any Collateral or relating to Borrower.

6.11 Access to Collateral; Books and Records. At reasonable times, on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), Lender, or its agents, shall have the right to, and the Credit Parties shall allow Lender (or its agents) to, inspect the Collateral and audit and copy the Borrower’s Books. The foregoing inspections and audits shall be at Borrower’s expense.

6.12 Designated Senior Indebtedness. Designate all principal, all interest (including all interest accruing after the commencement of any Insolvency Proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding), and all fees, costs, expenses and other amounts accrued or due under this Agreement as “Designated Senior Indebtedness”, or such similar term, in any future Subordinated Debt incurred by Borrower after the date hereof, with the same or similar rights as generally granted to Lender as a holder of “Designated Senior Indebtedness.”

6.13 Further Assurances. Execute any further instruments and take further action as Lender reasonably requests to perfect or continue Lender’s Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Lender, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of any Credit Party.

6.14 Material Subsidiaries. For any Subsidiary not previously identified as a Borrower or Guarantor hereunder and upon request by Lender, Borrower shall promptly cause any such Subsidiary determined by Lender to be a material Subsidiary (each a “Material Subsidiary” or collectively the “Material Subsidiaries”) to become a Borrower or Guarantor hereunder, as selected by Lender, and to grant to Lender (i) a first priority perfected security in Intellectual Property owned by such Subsidiary and (ii) a second priority perfected security interest in all other assets owned by such Subsidiary, to secure such obligation; provided that, in the case of foreign Subsidiaries, the duties and obligations imposed under this Section 6.14 in connection with such foreign Subsidiary becoming a Borrower or Guarantor, as the case may be, shall not exceed those imposed on existing foreign Borrowers or foreign Guarantors, as applicable, unless such additional duties and obligations would not have a material adverse tax consequence on Borrower. For the avoidance of doubt, any Guarantor shall be deemed to constitute a Material Subsidiary for purposes of this Agreement.

6.15 Post-Closing Covenants.

(a) Within five (5) Business Days of the Effective Date, the Borrower shall deliver to Lender the Perfection Certificate of Borrower, together with the duly executed original signatures thereto;

(b) Within fifteen (15) days of the Effective Date, the Borrower shall deliver to Lender an updated Schedule 5.3, which shall disclose the owner of each Intellectual Property registration listed therein;

(c) Within thirty (30) days of the Effective Date, the Borrower shall deliver evidence satisfactory to Lender that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Lender; and

(d) Within ninety (90) days of the Effective Date, (i) the Borrower shall cause Ikanos Technology to transfer right, title, and interest in all of Ikanos Technology’s Intellectual Property to Borrower or (ii) Lender’s first priority security interest in all Intellectual Property Collateral held outside of the United States shall be validly perfected in each applicable jurisdiction.

7	NEGATIVE COVENANTS

Borrower shall not do any of the following without Lender’s prior written consent in each instance (which consent may be granted, granted upon conditions or withheld in Lender’s sole discretion):

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) that are Permitted Transfers, (b) of Inventory in the ordinary course of business; (c) of worn-out, obsolete, or surplus Equipment; (d) in connection with Permitted Liens and Permitted Investments; and (e) by Non-Loan Parties of their property to a Credit Party, so long as such Transfers are made (i) in exchange for reasonably equivalent value and (ii) in an arm’s length transaction on fair and reasonable terms.

7.2 Changes in Business, Management, Ownership, Control, or Business Locations.

(a) (i) Engage in or permit any Credit Party to engage in any business other than the businesses currently engaged in by Borrower and such Credit Party, as applicable, or reasonably related thereto; (ii) liquidate or dissolve (except for liquidations or dissolutions of Non-Loan Parties in connection with Permitted Acquisitions); and (iii) suffer, or permit any Credit Party to suffer, any Change in Control.

(b) Without at least thirty (30) days prior written notice to Lender: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than $500,000 in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of $500,000 to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of $500,000 to a bailee, and Lender and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the prior written consent of Lender, in each instance (which consent may be granted, granted upon conditions or withheld in Lender’s sole discretion), and will use their best efforts to have such bailee execute and deliver a bailee agreement in form and substance satisfactory to Lender in its reasonable sole discretion.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge, amalgamate, or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except for Permitted Acquisitions. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance.

(a) Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any Credit Party to do so, except for Permitted Liens, permit any Collateral not to be subject to the first or second priority security interest, as applicable, granted herein;

(b) grant any license or sublicense of any rights under or with respect to any Intellectual Property, other than pursuant to non-exclusive license agreements entered into with customers or suppliers of Borrower and its Subsidiaries in the ordinary course of business consistent with past practice; or

(c) enter into any agreement, document, instrument or other arrangement (except with or in favor of Lender or SVB) with any Person which directly or indirectly prohibits or has the effect of prohibiting any Credit Party from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any Credit Party’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock; provided that (i) Borrower may make Permitted Distributions, (ii) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, and (iii) Ikanos Singapore may pay dividends or make distributions to Borrower; or (b) except for Permitted Acquisitions, directly or indirectly acquire or own any Person, or make any Investment other than Permitted Investments, or permit any Credit Party to do so.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (a) Permitted Transfers and (b) transactions that are in the ordinary course of Borrower’s business and upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Lender.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of the Loan for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to cause a Material Adverse Change, or permit any Credit Party to do so; withdraw or permit any Credit Party to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on the Loan within three (3) Business Days after such payment is due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall in either case not apply to payments due on the Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default;

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 3.4, 6.2, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10, 6.11, 6.12 or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured and which Borrower is diligently attempting to cure, has failed to cure the default within thirty (30) days after the occurrence thereof. Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) maintained with Lender or any Lender Affiliate, or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within thirty (30) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); or

(b) (i) any material portion of Borrower’s assets are attached, seized, levied on, or come into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

8.5 Insolvency (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days;

8.6 Other Agreements. There is (1) any default by Borrower of its obligations under the Warrants or (2) under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of (i) the Indebtedness under the SVB Credit Facility or (ii) any other Indebtedness in an amount individually or in the aggregate in excess of $500,000; or (b) any default by Borrower or a Guarantor, the result of which could cause a Material Adverse Change; provided, however, that an Event of Default under this Section 8.6 caused by the occurrence of a default under such Warrants or other agreement shall be cured for purposes of this Agreement if and when such default under such Warrants or other agreement has been definitively cured or waived, no right of acceleration under such Warrants or other agreement, or threat of a Material Adverse Change, remains, and Borrower has provided to Lender evidence of the foregoing reasonably satisfactory to Lender;

8.7 Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least $500,000 (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay;

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in any Loan Document or in any writing delivered to Lender or to induce Lender to enter into any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement;

8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.4, 8.5, 8.7, or 8.8 occurs with respect to any Guarantor, (d) the liquidation, winding up, or termination of existence of any Guarantor; or (e) a Material Adverse Change occurs with respect to any Guarantor; or

8.11 Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) has, or could reasonably be expected to have, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction.

9	LENDER’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. While an Event of Default occurs and continues Lender may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Lender);

(b) stop advancing money or extending credit for any Credit Party’s benefit under this Agreement or under any other agreement between one or more Credit Parties and Lender;

(c) subject to the terms of the Intercreditor Agreement, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Lender considers advisable, notify any Person owing Borrower money of Lender’s security interest in such funds, and verify the amount of such account;

(d) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower, subject to the terms of the Intercreditor Agreement, shall assemble the Collateral if Lender requests and make it available as Lender designates. Lender may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Lender a license to enter and occupy any of its premises, without charge, to exercise any of Lender’s rights or remedies;

(e) (i) subject to the terms of the Intercreditor Agreement, apply to the Obligations of Borrower (A) any balances and deposits Borrower holds, or (B) any amount held by Lender owing to or for the credit or the account of Borrower and (ii) set off any amounts due to a Credit Party on invoices under the Commercial Agreement against the Obligations;

(f) subject to the terms of the Intercreditor Agreement, ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, the Credit Parties’ labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender’s exercise of its rights under this Section 9, each Credit Party’s rights under all licenses and all franchise agreements inure to Lender’s benefit;

(g) subject to the terms of the Intercreditor Agreement, deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(h) demand and receive a copy of Borrower’s Books; and

(i) subject to the terms of the Intercreditor Agreement, exercise all rights and remedies available to Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Lender as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Lender determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Lender or a third party as the Code permits. Borrower hereby appoints Lender as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Lender’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Lender is under no further obligation to make the Loan hereunder. Lender’s foregoing appointment as Borrower’s attorney in fact, and all of Lender’s rights and powers, are coupled with an interest and are irrevocable until all Obligations have been fully repaid and performed and Lender’s obligation to make the Loan has terminated.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon within five (5) Business Days or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Lender may obtain such insurance or make such payment, and all amounts so paid by Lender are immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Lender will make reasonable efforts to provide Borrower with notice of Lender obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Lender are deemed an agreement to make similar payments in the future or Lender’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds Upon Event of Default. Subject to the terms of the Intercreditor Agreement, if an Event of Default has occurred and is continuing, Lender may apply any funds in its possession, whether from Borrower’s account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations of Borrower in such order and manner as Lender shall determine in its sole discretion. Any surplus shall be paid to Borrower or to other Persons legally entitled thereto; Borrower shall remain liable to Lender for any deficiency. If Lender, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Lender shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of cash therefor.

9.5 Lender’s Liability for Collateral. So long as Lender complies with reasonable practices regarding the safekeeping of the Collateral in the possession or under the control of Lender, Lender shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Lender’s failure, at any time or times, to require strict performance by one or more Credit Parties of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lender to demand strict performance and compliance herewith or therewith from any other Credit Party or at a later time to demand strict performance and compliance herewith or therewith from all Credit Parties. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Both parties’ rights and remedies under this Agreement and the other Loan Documents are cumulative. Lender and Credit Parties each have all rights and remedies provided under the Code, by law, or in equity. Lender’s or Credit Parties’ exercise of one right or remedy is not an election and shall not preclude such party from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Lender’s waiver of any Event of Default is not a continuing waiver. Lender’s or Credit Parties’ delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Each Credit Party waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lender on which such Credit Party is liable.

9.8 Borrower Liability. Each Credit Party waives (a) any right to require Lender to: (i) proceed against any other Credit Party or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Lender may exercise or not exercise any right or remedy it has against any Credit Party or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Credit Party’s liability. Notwithstanding any other provision of this Agreement or other related document, each Credit Party irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating such Credit Party to the rights of Lender under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Credit Party, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by a Credit Party with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by a Credit Party with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 9.8 shall be null and void. If any payment is made to a Credit Party in contravention of this Section 9.8, such Credit Party, subject to the terms of the Intercreditor Agreement, shall hold such payment in trust for Lender and such payment shall be promptly delivered to Lender for application to the Obligations, whether matured or unmatured.

10	NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or email address indicated below. Lender or Borrower may change their mailing or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Ikanos Communications, Inc.
47669 Fremont Boulevard
Fremont, CA 94538
Attn: Chief Financial Officer
Email: dbencala@ikanos.com

with a copy to:

Ikanos Communications, Inc.
47669 Fremont Boulevard
Fremont, CA 94538
Attn: General Counsel
Email: legal@ikanos.com

If to Lender:	Alcatel-Lucent USA Inc.
7B-505
600-700 Mountain Ave.
P.O. Box 636
Murray Hill, NJ 07974-0636
Attn: Lenny Floria, Treasurer
Email: len.floria@alcatel-lucent.com

with a copy to:

Winston & Strawn LLP
200 Park Avenue
New York, NY 10166
Attention: John Kalyvas, Esq.
Email: jkalyvas@winston.com

11	CHOICE OF LAW, VENUE, JURY TRIAL WAIVER, JUDICIAL REFERENCE, CURRENCY

Unless otherwise specified in a particular Loan Document, New York law governs the Loan Documents without regard to principles of conflicts of law. Credit Parties and Lender each submit to the exclusive jurisdiction of the State and Federal courts in New York County, New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Lender. Each Credit Party expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Credit Party hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Credit Party hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such Credit Party at the address for Borrower set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of a Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, LENDER AND EACH CREDIT PARTY EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12	GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. No Credit Party may assign this Agreement or any rights or obligations under it without Lender’s prior written consent, in each instance (which consent may be granted, granted upon conditions or withheld in Lender’s sole discretion). Lender has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.2 Indemnification. The Credit Parties, jointly and severally, agree to indemnify, defend and hold Lender and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Lender (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or expenses in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Lender and one or more Credit Parties (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Correction of Loan Documents. Lender may correct obvious errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties and with the written consent of Borrower.

12.6 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. The obligation of the Credit Parties in Section 12.2 to indemnify Lender shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9 Confidentiality. In handling any confidential information, Lender shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Lender’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Lender, collectively, “Lender Entities”);

(b) to prospective transferees or purchasers of any interest in the Loan (provided, however, Lender shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Lender’s regulators or as otherwise required in connection with Lender’s examination or audit; (e) as Lender considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Lender so long as such service providers have executed a confidentiality agreement with Lender with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Lender’s possession when disclosed to Lender, or becomes part of the public domain after disclosure to Lender; or (ii) disclosed to Lender by a third party if Lender does not know that the third party is prohibited from disclosing the information.

The Lender Entities may use confidential information for reporting purposes and the development and distribution of databases and market analysis so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between one or more Credit Parties and Lender arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.15 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13	DEFINITIONS

13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, numbers denoting amounts that are set off in parenthesis are negative, the words “share” and “shareholder,” in the context of equity ownership, shall be synonymous with “stock” and “stockholder.” As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to a Credit Party.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Adjusted Quick Ratio” shall mean the ratio of (1) unrestricted cash, Cash Equivalents, and short-term investments at SVB and up to $3,000,000 in cash from Borrower’s India subsidiary plus gross domestic and international Accounts divided by (2) total Current Liabilities, other than deferred revenue, plus all Indebtedness incurred under the SVB Credit Facility.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“ALU PIPE Investment” is defined in Section 3.1.

“Annual Financial Statements” is defined in Section 6.2(c).

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all of Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Lender approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate in form and substance satisfactory to Lender executed by its Secretary on behalf of such Person. At a minimum, such certificate must include a certification that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), are provided and (d) Lender may conclusively rely on such certificate unless and until such Person shall have delivered to Lender a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Capital Lease Obligations” shall mean all monetary obligations of a person under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States, or any state government or issued by any agency thereof, in each case maturing within one (1) year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one (1) year or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof; (c) commercial paper of an issuer rated at least A by S&P or by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations entered into with any commercial bank satisfying the requirements of clause (b) of this definition; (e) securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or by Moody’s; (f) securities with maturities of one (1) year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank; and (g) money market funds that are rated AA by S&P or Aa by Moody’s or carrying an equivalent rating by a nationally recognized rating agency and shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of any of clauses (a) through (g) of this definition.

“Change in Control” means, with respect to any Person, any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of such Person or a Person who holds equity interests in such “person” on the date of this Agreement, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing 25% or more of the combined voting power of such Person’s then outstanding securities; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of such Person (together with any new directors whose election by the Board of Directors of such Person was approved by a vote of not less than two-thirds of the directors then still in office who either were directions at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office, or (c) Borrower ceases to own 100% of Ikanos Singapore.

“Chipset” means the Ultra Broadband chips developed and produced by Borrower as specified in the Commercial Agreement.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collaboration Agreement” means that certain Collaboration Agreement to be entered on or before the Funding Date between the Borrower and the Lender relating to the Chipsets.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commercial Agreement” means that certain Commercial Agreement to be entered on or before the Funding Date between the Borrower and the Lender relating to Borrower’s delivery of the Chipsets to Lender or an Affiliate of Lender.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Lender (or SVB, acting as bailee for Lender pursuant to the terms of the Intercreditor Agreement) pursuant to which Lender or SVB, as applicable, obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” means any and all copyrights and derivative work thereof (whether or not registered), copyrights registrations and applications therefor, and all other rights corresponding thereto in any works of authorship (including software and firmware) throughout the world including moral and economic rights of authors and inventors, however denominated and regardless of medium of fixation or means of expression.

“Credit Party” means Borrower and each Guarantor.

“Current Liabilities” means the aggregate amount of the Credit Parties’ Total Liabilities that mature within one (1) year. For the purposes of this definition, Current Liabilities will exclude any Indebtedness incurred under this Agreement or otherwise owing from Borrower or its Affiliates to Lender.

“Default Rate” is defined in Section 2.2(c).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Domestic Subsidiary” is a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Effective Date” is defined in the preamble hereof.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Foreign Currency” means lawful money of a country other than the United States.

“Funding Date” is any date on which the Loan is made to or for the account of the Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any present or future guarantor of the Obligations.

“Ikanos Singapore” is Ikanos Communications (Singapore) Private Limited, (registration no. 200702041W), a company incorporated under the laws of Singapore.

“Ikanos Technology” is Ikanos Technology Ltd., a Cayman Islands company.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all right, title, and interest in and to the following: (a) Copyrights, Trademarks, Trade Secrets and Patents; (b) any and all industrial designs and any registrations and applications therefor; (c) any and all source code; (d) mask work rights and registrations and applications for registration or renewal; (e) domain names and domain name registrations; (f) any similar or equivalent rights to any of the foregoing (as applicable) in any jurisdiction worldwide; (g) any and all design rights which may be available to a Credit Party; (h) Intellectual Property Claims; and (i) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents or, as applicable, any of the other foregoing described Intellectual Property.

“Intellectual Property Claims” means all right, title, and interest in and to any and all claims for damages by way of past, present and future infringement of any of the items listed in (a) through (g) of the definition of Intellectual Property, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above and in items (a) through (g) of the definition of Intellectual Property.

“Intellectual Property Collateral” means all Collateral consisting of Intellectual Property.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the date hereof, between SVB and Lender, and consented to by Borrower and Ikanos Singapore.

“Interest Payment Date” means the last Business Day of each fiscal quarter and the Maturity Date.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Lender” is defined in the preamble hereof.

“Lender Entities” is defined in Section 12.9.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan” means the extension of credit by Lender to the Borrower pursuant to Section 2.2.

“Loan Documents” are, collectively, this Agreement, the Intercreditor Agreement, the Perfection Certificate, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Lender in connection with this Agreement, all as amended, restated, or otherwise modified. For the avoidance of doubt, the Commercial Agreement, the Collaboration Agreement and the documents relating to the Rights Offering, the Warrant Issuance and each of the PIPE Investments shall not constitute Loan Documents.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Lender’s Lien in the Collateral or in the value of such Collateral provided by Borrower or a Guarantor; (b) a material adverse change in, or material adverse effect on, the business, operations, assets, properties, liabilities (actual or contingent), condition (financial or otherwise), or prospects of the Credit Parties, taken as a whole; (c) a material impairment of the rights and remedies of Lender under any loan documentation, or of the ability of any Credit Party to perform its obligations under any loan documentation to which it is a party; or (d) a material adverse effect upon the legality, validity, binding effect, or enforceability against any Credit Party of any loan documentation to which it is a party.

“Material Subsidiary” is defined in Section 6.14.

“Maturity Date” is the day that is the third anniversary of the Funding Date (or, if such day is not a Business Day, the next preceding Business Day).

“Monthly Financial Statements” is defined in Section 6.2(a).

“Non-Loan Parties” means all Affiliates of the Credit Parties other than Borrower or any Guarantor.

“Notice of Borrowing” means a notice given by Borrower to Lenders in accordance with Section 3.4, substantially in the form of Exhibit B, with appropriate insertions.

“Obligations” are the Credit Parties’ obligations to pay when due any debts, principal, interest (including for the avoidance of doubt, the PIK interest), Lender expenses and other amounts any Credit Party owes Lender now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Lender, and to perform all of each Credit Party’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents and/or certificate of incorporation, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws or memorandum and articles of association in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Original Principal Amount” is defined in Section 2.2.

“Patents” means all patents, patent applications, registrations therefor and like protections, including, without limitation, improvements, divisions, continuations, provisionals, substitutions, renewals, reissues, extensions, continuations-in-part thereof and all foreign counterparts of the same.

“Payment” means all checks, wire transfers, and other items of payment received by Lender (including proceeds of Accounts and payment of the Obligations in full) for credit to Borrower’s outstanding amount on the Loan or other Obligations or, if the balance of the outstanding amount of the Loan has been reduced to zero, for credit to a Borrower’s deposit account.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Acquisition” means an acquisition by Borrower, a Guarantor, or a Non-Loan Party of all of the outstanding capital stock of Persons that are not Affiliates or of assets not owned by Affiliates constituting an ongoing business or line of business, but only if all of the following conditions are fulfilled:

(a)	Borrower shall have provided Lender not less than thirty (30) days written notice of such acquisition;

(b)	the acquired Person or ongoing business or line of business is engaged in business activities primarily conducted within the United States and in business activities which the acquiring Person is permitted to engage in pursuant to Section 7.2 or a line of business reasonably related thereto;

(c)	if the acquisition is by Borrower or a Guarantor, any applicable Person so acquired becomes a Borrower or Guarantor under the Loan Documents;

(d)	prior to entering into an acquisition, Borrower shall have demonstrated to Lender’s satisfaction that Borrower shall be in pro forma compliance with the covenants and agreements set forth in this Agreement (including those in Section 6.7) for the four fiscal quarters succeeding the acquisition, it being understood that such covenants shall be determined on a pro forma basis;

(e)	no Event of Default has occurred or is continuing before giving effect to such acquisition and no Event of Default or Material Adverse Change could reasonably be expected to be caused by such acquisition; and

(f)	immediately after giving effect to any such acquisition, Borrower shall have a Liquidity Ratio of not less than 1.30 to 1.00.

“Permitted Distributions” means:

(a)	purchases of capital stock of Borrower from former employees, consultants and directors pursuant to repurchase agreements or other similar agreements in an aggregate amount not to exceed $100,000 in any fiscal year, provided that at the time of such purchase no Event of Default has occurred and is continuing;

(b)	distributions or dividends consisting solely of Borrower’s capital stock;

(c)	purchases for value of any rights distributed in connection with any stockholder rights plan of Borrower;

(d)	purchases of capital stock of Borrower or options to acquire such capital stock with the proceeds received from a substantially concurrent issuance of capital stock or convertible securities of Borrower;

(e)	purchases of capital stock of Borrower pledged as collateral for loans to employees;

(f)	purchases of capital stock of Borrower in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;

(g)	purchases of fractional shares of capital stock of Borrower arising out of stock dividends, splits or combinations or business combinations; and

(h)	the settlement or performance of such Person’s obligations under any equity derivative transaction, option contract or similar transaction or combination of transactions.

“Permitted Indebtedness” is:

(a)	Borrower’s Indebtedness to Lender under this Agreement and the other Loan Documents;

(b)	Any Credit Party’s Indebtedness under the SVB Credit Facility.

(c)	Indebtedness (other than Indebtedness to any officer, director, or shareholder of Borrower) existing on the Effective Date and shown on the Perfection Certificate;

(d)	Subordinated Debt;

(e)	unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(f)	Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(g)	Indebtedness (other than Indebtedness to any officer, director, or shareholder of Borrower) secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(h)	Indebtedness consisting of Capital Lease Obligations in an aggregate amount not to exceed $500,000 at any time;

(i)	Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to Borrower in an aggregate principal amount not to exceed $500,000 or any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);

(j)	other unsecured Indebtedness (other than Indebtedness to any officer, director, or shareholder of Borrower) in an aggregate amount not to exceed $250,000 at any time; and

(k)	extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness specified in (b) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiaries, as the case may be.

“Permitted Investments” are:

(a)	Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate;

(b)	Investments consisting of Cash Equivalents;

(c)	Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower’s business;

(d)	Investments consisting of deposit accounts in which Lender has a perfected security interest;

(e)	Investments accepted in connection with Transfers otherwise permitted by Section 7.1;

(f)	Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(g)	Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h)	Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary;

(i)	Investments by a Credit Party in a Subsidiary of a Credit Party in an amount not to exceed $1,000,000 in the aggregate in any fiscal year; and

(j)	other Investments in an amount not to exceed $250,000 per fiscal year.

“Permitted Liens” are:

(a)	Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents or under the SVB Credit Facility;

(b)	Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)	purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than $250,000 in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)	Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed $250,000 and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)	Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)	leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Lender a security interest therein;

(g)	non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business;

(h)	Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(i)	Liens in favor of other financial institutions arising in connection with Borrower’s permitted deposit and/or securities accounts held at such institutions, provided that Lender has a perfected security interest in the amounts held in such deposit and/or securities accounts; and

(j)	Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Permitted Transfers” are any of the following:

(a)	Transfers to Borrower;

(b)	Transfers of Inventory and Accounts from Ikanos Technology to Ikanos Singapore in the ordinary course of Ikanos Technology’s business;

(c)	Transfers of funds made in the ordinary course of the Borrower’s business to Subsidiaries for the purpose of funding payroll and other ordinary course expenses; and

(d)	Transfers of assets other than Intellectual Property during any fiscal year with a fair market value not in excess of $500,000 in the aggregate for all such Transfers.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

The term “rate of exchange” shall include any premiums, taxes and costs of exchange payable in connection with the purchase of or conversion into a relevant currency and shall be determined by the Lender in accordance with its normal procedures.

“PIPE Investments” is defined in Section 3.1.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means any of the following officers of Borrower: the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which one or more Credit Parties are the licensee (a) that prohibits or otherwise restricts a Credit Party from granting a security interest in such Credit Party’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Lender’s right to sell any Collateral.

“Rights Offering” means the rights offering to be conducted by the Borrower to the Borrower’s stockholders existing as of the day immediately preceding the Effective Date, pursuant to a Registration Statement on Form S-1.

“SEC” shall mean the U.S. Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is indebtedness incurred by one or more Credit Parties subordinated to all of each such Credit Party’s Obligations to Lender (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Lender entered into between Lender and the other creditor), on terms acceptable to Lender.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower or a Guarantor.

“SVB” means Silicon Valley Bank, a California corporation.

“SVB Credit Facility” means the revolving credit facility extended to Borrower and Ikanos Singapore by SVB pursuant to the terms of that certain Loan and Security Agreement dated as of January 14, 2011, between Borrower, Ikanos Singapore and SVB, as amended, amended and restated or otherwise modified after the date of this Agreement.

“Taurus” means, collectively, Tallwood III, L.P., Tallwood III Partners, L.P. and Tallwood III Associates, L.P.

“Taurus PIPE Investment” is defined in Section 3.1.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness and current portion of Subordinated Debt permitted by Lender to be paid by Borrower, but excluding all other Subordinated Debt.

“Trademarks” means any trademark and service mark rights (including, without limitation, trade names, logos, trade dress and slogans), whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of one or more Credit Parties connected with and symbolized by such trademarks and/or service marks.

“Trade Secrets” means any trade secrets, trade secret rights, business, technical and know-how information, non-public information (including, without limitation, any rights to unpatented inventions), and confidential information, each including databases and data collections and all rights therein, and rights to limit the use or disclosure thereof by any Person.

“Transactions” means, collectively, the closing and consummation of each of: (a) the financing contemplated by this Agreement; (b) the ALU PIPE Investment; (c) the Taurus PIPE Investment; (d) the Warrant Issuance; (e) the Rights Offering and (f) the due execution and delivery of the Commercial Agreement and the Collaboration Agreement.

“Transfer” is defined in Section 7.1.

“Warrant Issuance” means the issuance of the Warrants as described in Section 3.1.

“Warrants” is defined in Section 3.1.

[Remainder of page intentionally left blank - signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Loan and Security Agreement to be executed as of the Effective Date.

BORROWER:

IKANOS COMMUNICATIONS, INC., a Delaware corporation

By	/s/ Omid Tahernia
Name:	Omid Tahernia
Title:	President & Chief Executive Officer

LENDER:

ALCATEL-LUCENT USA, INC.

By	/s/ Fred Ludtke
Name:	Fred Ludtke
Title:	VP, M&A

[Signature page to Loan and Security Agreement]

EXHIBIT A - COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, Intellectual Property, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

EXHIBIT B – FORM OF NOTICE OF BORROWING

IKANOS COMMUNICATIONS, INC.

Date:

TO:	ALCATEL-LUCENT USA, INC.

7B-505

600-700 Mountain Ave.

P.O. Box 636

Murray Hill, NJ 07974-0636

Attn: Lenny Floria, Treasurer

RE:	Loan and Security Agreement dated as of September 29, 2014 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), between IKANOS COMMUNICATIONS, INC. (“Borrower”), and ALCATEL-LUCENT USA, INC. (“Lender”)

Ladies and Gentlemen:

The undersigned refer to the Loan Agreement, the terms defined therein and used herein as so defined, and hereby give you notice irrevocably, pursuant to Section 3.4(a) of the Loan Agreement, of the borrowing of the Loan.

1. The Funding Date, which shall be a Business Day, of the requested borrowing is                     .

2. The Original Principal Amount is $        .

The undersigned hereby certify that the following statements are true on the date hereof, and will be true on the Funding Date before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:

a)	all representations and warranties of Borrower contained in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; [provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date]; and

b)	no Default or Event of Default has occurred and is continuing, or would result from the funding of the Loan.

[Signature page follows]

BORROWER:	IKANOS COMMUNICATIONS, INC.

By:
Name:
Title:

EXHIBIT C - COMPLIANCE CERTIFICATE

TO:	ALCATEL-LUCENT USA, INC. (“Lender”)	Date:

FROM:	IKANOS COMMUNICATIONS, INC.

The undersigned authorized officers of IKANOS COMMUNICATIONS, INC. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Lender (the “Loan Agreement”), (1) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Loan Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, have timely filed all required tax returns and reports, and Borrower and each of its Subsidiaries have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by a Borrower or Subsidiary, except as otherwise permitted pursuant to the terms of Section 5.9 of the Loan Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Lender. Attached are the required documents supporting the certification. The undersigned certify that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Loan Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Loan Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required		Complies
Monthly Financial Statements	Monthly, within 30 days		Yes No
Compliance Certificate	Monthly, within 30 days and annually together with delivery of Audited Annual Financial Statements		Yes No
Board Projections	Annual, within 45 days of Borrower FYE		Yes No
Audited Annual Financial Statements	Annual, within 90 days of Borrower FYE		Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC		Yes No

Financial Covenant	Required	Actual	Complies
Maintain at all times, tested as indicated:
Adjusted Quick Ratio (Monthly)	≥ 1.20:1.00	:1.00	Yes No

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

IKANOS COMMUNICATIONS, INC.

By:

Name:

Title:

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

I. Adjusted Quick Ratio (Section 6.7(a))

Required:              At least 1.20:1.00

Actual:

A.	Unrestricted cash, Cash Equivalents, and short-term investments at SVB and up to $3,000,000 in cash from Borrower’s India Subsidiary	$

B.	Gross domestic and international balance sheet A/R	$

C.	Sum of Line A + Line B	$

D.

All obligations of the Credit Parties that mature within one (1) year that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness and current portion of Subordinated Debt permitted by SVB to be paid by Borrower, but excluding all other Subordinated Debt, all deferred revenue and all Indebtedness incurred under the Loan Agreement or otherwise owing from Borrower or its Affiliates to Lender.

$

E.	Indebtedness incurred under the SVB Credit Facility	$

F.	Sum of Line D + Line E	$

G.	Adjusted Quick Ratio (Line C divided by Line F)

Is Line G at least 1.20:1:00?                                         No, not in compliance                                         Yes, in compliance

Schedule 5.3

Intellectual Property